Exhibit 99.1

NEWS RELEASE	Contact: Lisa Mayr
For immediate release	Vice President, Investor
November 9, 2007	Relations and Capital Markets
(703) 744-1787

Sunrise Reports Preliminary Selected Financial and Operating Data for Third-Quarter 2007
Provides Preliminary Information on Recapitalizations, Asset Sales and Anticipated Pre-Tax Charges
Provides Update on Accounting Restatement

MCLEAN, VA - Sunrise Senior Living, Inc. (NYSE: SRZ) today reported preliminary selected financial and operating data for the quarter ended September 30, 2007. The Company also provided preliminary information on recapitalizations, asset sales and anticipated pre-tax charges and an update on the Company’s accounting restatement.

"We are pleased that, despite the current general economic uncertainty, we continue to serve more seniors, grow rates and attract investment by capital partners," said Paul Klaassen, chairman and CEO of Sunrise Senior Living. “These positive trends further encourage our commitment to development of additional future Sunrise communities.”

Operational Highlights

•	As of September 30, 2007, Sunrise operated 454 communities with capacity for more than 53,000 residents, located in the United States, Canada, the United Kingdom and Germany.

•
During the quarter, Sunrise opened two new communities and began construction on five new communities. As of September 30, 2007, the Company had 40 communities under construction, with capacity for an additional 6,000 residents. During the first three quarters of 2007, the Company opened 15 new communities and started construction on 16 communities.

•
Revenue under management for the quarter increased 11.2 percent to $608.8 million as compared to $547.3 million in the prior-year third quarter. The measure "revenue under management" is derived by combining the revenues of Sunrise's consolidated communities, communities owned in unconsolidated ventures and communities owned by third parties that are managed by Sunrise. The prior-year third quarter included approximately $21.4 million in revenues related to the management contracts that were bought out by Five Star Quality Care, Inc. during 2006, as previously disclosed. Excluding the third quarter 2006 revenue under management attributable to these management agreements, revenue under management grew 15.8 percent. Revenue under management grew due to new openings, stabilization of new properties opened during the prior year, acquisitions and increases in average daily rate.

•
Same-community revenues continued to grow during the quarter, increasing 6 percent to $277 million as compared to the prior-year third quarter. Same-community revenues consist of revenues from all communities in which Sunrise has an ownership interest (i.e., consolidated communities and venture communities) and that were stabilized in both the third quarter of 2007 and 2006. Revenue growth from communities in ventures was 5.9 percent and growth from consolidated communities was 6.4 percent. Growth in same community revenues was largely driven by rate increases.

•
Average daily rate for the same-community portfolio increased 7.2 percent over the prior-year third quarter to $155.48. Average daily rate for the same community venture portfolio increased 6.8 percent over the prior-year third quarter to $161.18, while average daily rate for same community consolidated portfolio increased 8 percent over the prior-year third quarter to $146.05. Rates grew primarily through increases in resident fees for new and existing residents.

•
Same-community operating expenses increased 5 percent over the prior-year third quarter. Same-community operating expense excludes management fees paid to Sunrise with respect to same-community ventures in order to make comparisons between consolidated and venture communities consistent. Same-community expense growth for communities in ventures was 4.1 percent for the quarter while same-community expense growth for consolidated communities was 6.3 percent. The increase in same-community operating expense was due to increases in labor expense, property insurance premiums and repairs and maintenance expense. Operating expense growth for the consolidated portfolio is higher than ventures due to the fact that these communities tend to be older and are largely not purpose-built by Sunrise.

•
The same-community occupancy rate was 91.4 percent for the quarter compared to 92.5 percent in the prior-year third quarter. For communities in ventures, the same-community occupancy rate was 92.8 percent, down from 94.2 percent in the prior-year third quarter. For consolidated communities, the occupancy rate was 89.3 percent, down from 90 percent in the prior-year third quarter. As disclosed in the second quarter of 2007, while the Company still considers these occupancy rates to be strong, the Company has identified several existing markets and select communities that have shown declines in occupancy and has put plans in place to address these markets.

•
At quarter-end, Sunrise had approximately $243 million of cash and cash equivalents. The Company also had approximately $190 million in debt. Borrowing proceeds were largely used to invest in real estate and development ventures. During the month of October, the Company paid down $28 million of net borrowings.

Sunrise's management believes that total revenue under management and total same-community revenues, average daily rate, occupancy and expenses are useful indicators of trends in Sunrise's management business. For such data broken down by consolidated communities and unconsolidated ventures, please refer to the Supplemental Information attached. The preliminary financial data and operating metrics provided herein are not necessarily indicative of the results of operations of the Company for the three and nine months ended September 30, 2007 and 2006. Because the Company's restatement of its financial statements has not been completed, Sunrise is unable at this time to provide a reasonable estimate of either its third quarter 2007 or third quarter 2006 results of operations.

Recapitalizations and Asset Sales

When the majority equity partner in one of Sunrise’s ventures sells its equity interest to a third party, the venture frequently refinances its senior debt and distributes the net proceeds to the equity partners. All equity distributions are first recorded as a reduction of book equity, and distributions in excess of book equity are recorded as equity in earnings on our consolidated statement of income. Sunrise refers to these transactions as “recapitalizations.” The Company had two significant recapitalizations during the nine months ended September 30, 2007 (19 communities) and three recapitalizations in 2006 (36 communities). These transactions resulted in cash distributions of more than $140 million.

Additionally, during the third quarter of 2007, a venture in which Sunrise has an equity interest sold 6 communities in the United Kingdom to another venture in which Sunrise has an equity interest. As a result of the sale, Sunrise received cash distributions of approximately $33 million.

Both the recapitalization and the asset sales described above are expected to result in material income. Because the Company’s restatement has not been completed, the Company is unable at this time to determine the amounts of the income the Company expects to recognize as a result of these transactions.

Anticipated Pre-Tax Charges

Senior Living Condominium Developments

Sunrise began to develop senior living condominium projects in late 2005. In connection with the Company’s first condominium venture, a luxury condominium development project with over 300 units, the Company agreed to be responsible for actual project costs in excess of budgeted project costs by more than $10 million (subject to certain limited exceptions). During the third quarter of 2007, the Company determined that a loss of approximately $26.5 million is expected due to this commitment. Of this amount, $6 million is expected to be recorded in the third quarter of 2007, $1 million is expected to be recorded in the first quarter of 2007, and $19.5 million is expected to be recorded in the fourth quarter of 2006.

No assurance can be given that additional pre-tax charges will not be required in subsequent periods. The Company plans to seek reimbursement for some of these overages; however, there can be no assurance that the Company will be reimbursed for any of these overages.

The Company has decided to discontinue development of four senior living condominium projects due to adverse economic conditions. The Company is currently evaluating other options for the projects, including sale of the land and development of other Sunrise products. As a result, through September 30, 2007 the Company expects to record pre-tax charges totaling approximately $21 million to write off capitalized development costs for these projects, of which approximately $14 million is expected to be recorded in the third quarter of 2007 and $7 million is expected to be recorded in the second quarter of 2007.

Acquired Venture

As previously disclosed, in the third quarter of 2005, Sunrise acquired a 20 percent interest in a venture and entered into management agreements for the 16 communities owned by the venture. In conjunction with this transaction, the Company guaranteed to fund shortfalls between actual net operating income and a specified level of net operating income up to $7 million per year through July 2010. The Company paid $12 million to the venture to enter into the management agreements, which was recorded as an intangible asset and is being amortized over the 30 year life of the management agreements. The $12 million was placed into a reserve account, and the first $12 million of shortfalls were to be funded from this reserve account. The Company has recently determined that shortfalls will exceed the amount held in the reserve account. As a result, the Company expects to record a pre-tax charge of $21 million. This adjustment is expected to be recorded as follows: $16.5 million in the third quarter of 2007, $2.5 million in the second quarter of 2007 and $2 million in the fourth quarter of 2006. The Company is continuing to receive management fees with respect to these communities.

Germany Venture

At September 30, 2007, Sunrise operated eight communities and was providing pre-opening management and professional services to one other community under construction in Germany. As part of the venture agreements for these communities, Sunrise provided operating deficit credit facilities to cover cash shortfalls until the communities reach stabilization. These communities have not performed as well as originally expected and funding is required to cover operating shortfalls. As of September 30, 2007, Sunrise had funded approximately $9 million under these credit facilities and projects to fund an additional $46 million through 2012, the date at which the Company estimates that no further funding will be required. The Company’s current projections show that approximately $30 million of funding and interest will not be recovered from anticipated future cash flows from the communities. Accordingly, the Company expects to record a pre-tax charge of $30 million in the third quarter of 2007. No assurance can be given that additional pre-tax charges will not be required in subsequent periods.

Due to the pending restatement of its historical financial statements, the Company has not completed closing its books for any period subsequent to 2005. The anticipated pre-tax charge-off amounts described above are therefore preliminary and have not been reviewed or audited by Ernst & Young LLP. As such, this information is not final or complete and remains subject to change, possibly materially.

Restatement Update

The Company also provided an update on its pending financial restatement. Sunrise is unable at this time to provide the precise impacts of the restatement because the restatement has not yet been finalized, but currently estimates that the cumulative impact of the previously disclosed restatement issues will reduce net income for all periods impacted, including 1999 through 2005, by approximately $130 million, excluding the impact of the stock option adjustments described below. The increase from the previously disclosed range of $120 million to $125 million is due to a number of miscellaneous adjustments.

Approximately 40 percent of the $130 million estimated cumulative net income impact of the restatement adjustments (excluding stock option expense, described below) relates to periods prior to 2003 and, therefore, will be reflected as a reduction in the opening balance of retained earnings for 2003 in the Company's restated financial statements when filed. The Company continues to expect that the substantial majority of the cumulative impact reflected in this range will be recaptured during the three-year period 2006-2008. Over half of the cumulative net income impact of the real estate adjustments amount has already been recaptured for the period through September 30, 2007 due to expiration of guarantees, refinancings, sales of assets and recapitalizations, including certain of the transactions described earlier in this release under “Recapitalizations and Asset Sales”.

Sunrise reiterated that the restatement does not affect Sunrise's cash flow, as cash was received several years earlier at the time of the original transaction, or the cumulative amount of profits and losses it generates from its partnerships or sales of real estate. The restatement, however, will impact the timing of when profits and losses are recognized.

In addition to the matters described above, as disclosed on July 25, 2007 and on September 28, 2007, the Company will record non-cash compensation expense related to a 1998 repricing for almost 300 employees and certain other stock option grants. The Company has now substantially quantified the amount of the non-cash compensation expense that it expects it will be required to record as part of its restatement with respect to the 1998 repricing and these other stock option grants, which amount totals approximately $42 million pre-tax, or approximately $26 million after tax, on a cumulative basis for all periods impacted. Approximately 80 percent of this estimated pre-tax expense relates to periods prior to 2003. The reduction to net income resulting from the expected adjustments to stock option expense is offset by an increase to contributed capital so there is no expected net impact to total stockholders’ equity.

The information contained in this press release regarding the Company's pending restatement remains subject to completion by the Company of its review, to completion of the special independent committee review and to completion by Ernst & Young LLP of its audit. As such, this information is not final or complete and remains subject to change, possibly materially. Further, as previously disclosed, the Company will need to resolve comments received from the SEC staff on the Company's previously filed 2005 Form 10-K and other reports before filing restated financial statements with the SEC in an amended 2005 Form 10-K. Such process could also result in material changes to the information presented herein. The Company cannot currently predict when it will be able to file its amended 2005 Form 10-K with the SEC. The Company similarly cannot currently predict when it will file its 2006 Form 10-K, Form 10-Qs for the first three quarters of 2006 or Form 10-Qs for the first three quarters of 2007, although these filings necessarily will occur subsequent to completion of an amended 2005 Form 10-K.

About Sunrise Senior Living

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 40,000 people. As of September 30, 2007, Sunrise operated 454 communities in the United States, Canada, Germany and the United Kingdom, with a combined capacity for more than 53,000 residents. At quarter end, Sunrise also had 40 communities under construction in these countries with a combined capacity for 6,000 additional residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer's and other forms of memory loss, as well as nursing, rehabilitative and hospice care. Sunrise's senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

Forward-Looking Statements

Certain matters discussed in this press release - including the updated estimate of the cumulative net income impacts of the Company’s pending restatement, the preliminary information regarding recapitalizations and asset sales, and the anticipated pre-tax charges -- may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, completion of the Company's restatement of its historical financial statements; identification of any additional matters requiring restatement; the length of time needed for Sunrise to complete the restatement and for Ernst & Young LLP to complete its 2005 audit procedures for any reason, including the detection of new errors or adjustments; the time required for the Special Independent Committee to complete its investigation, including with respect to any necessary remedial measures, and for the Company to clear comments with the SEC; the time required for the Company to prepare and file an amended 2005 Form 10-K and its Form 10-Qs for the first three quarters of 2006, its 2006 Form 10-K and its Form 10-Qs for the first three quarters of 2007; Ernst & Young’s review of the quarterly financial statements and audit of the 2006 financial statements; the outcome of the SEC's investigation; the outcomes of pending putative class action and derivative litigation; the outcome of the lawsuit filed by the Company’s former CFO; the outcome of the Trinity OIG investigation and qui tam proceeding; the outcome of the IRS audit of the Company’s tax return for the tax year ended December 31, 2005 and employment tax returns; the outcome of the exploration of strategic alternatives; the delisting of the Company's stock from the NYSE in the event the Company does not file its 2006 Form 10-K prior to the expiration of its NYSE listing extension; the Company's ability to comply with the terms of the amendment of its bank credit facility or to obtain a further extension of the period for providing the lenders with required financial information; development and construction risks; acquisition risks; licensing risks; business conditions; competition; changes in interest rates; the Company's ability to manage its expenses; market factors that could affect the value of the Company's properties; the risks of downturns in general economic conditions; availability of financing for development and acquisitions; and other risks detailed in the Company's latest annual report on Form 10-K filed with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Sunrise Senior Living, Inc.
Supplemental Information
As of September 30, 2007
($ in millions except average daily rate)

	Communities		Resident Capacity
	Q3 07	Q306	Q307	Q3 06
Community Data
Managed communities	191	193	23,101	24,227
Venture communities	198	178	21,878	19,845
Consolidated communities	65	65	8,458	8,269
Total communities operated (1)	454	436	53,437	52,341

Percentage of Total Operating Portfolio
Assisted Living			73%	72%
Independent Living			22%	22%
Skilled Nursing			5%	6%
Total			100.00%	100.00%

Selected Operating Results
Same-Community Portfolio Operating Results (2)		Q3 07	Q3 06	% Change
Number of communities		191	191	-
Resident capacity		20,674	20,674	-

Same-Community Revenue
Venture communities		$179.0	$169.1	5.9%
Consolidated communities		98.0	92.1	6.4%
Total Same-Community Revenue		$277.0	$261.2	6.0%

Same - Community Expense (3)
Venture communities		$109.6	$105.3	4.1%
Consolidated communities		74.7	70.3	6.3%
Total Same-Community expense		$184.3	$175.6	5.0%

Same-Community Occupancy
Venture communities		92.8%	94.2%	-1.5%
Consolidated communities		89.3%	90.0%	-0.8%
Total Same-Community Average Occupancy		91.4%	92.5%	-1.2%

Same-Community Average Daily Rate (4)
Venture communities		$161.18	$150.93	6.8%
Consolidated communities		$146.05	$135.28	8.0%
Total Same-Community Average Daily Rate		$155.48	$145.02	7.2%

Selected Total Portfolio Revenues under Management (5)		Q3 07	Q3 06
Managed communities		$245.6	$240.5	2.1%
Venture communities		255.2	209.5	21.8%
Consolidated communities		108.0	97.3	11.0%
Total revenue of communities under management		$608.8	$547.3	11.2%

Number of Development Communities to be Opened (Resident Capacity)
	Q4 07	Q1 08	Q2 08	Q3 08
Consolidated communities	-	3(272)	5 (463)	2 (253)
Venture communities	5(410)	2 (220)	1 (159)	1 (407)
Managed communities	6(1,441)	-	1 (346)	-

Sunrise Senior Living, Inc.
Supplemental Information (continued)
As of September 30, 2007
($ in millions except average daily rate)

Notes

(1)	During the third quarter of 2007, Sunrise opened two communities. There was also one management contract terminated in the third quarter.
(2)
Same-community portfolio consists of all communities in which Sunrise has an ownership interest and that were stabilized in the second quarter of 2007 and 2006. This includes consolidated and venture communities. Stabilized is defined as open for 12 months or achieving 95 percent occupancy, whichever occurs first.

(3)	Community operating expense excludes management fees paid to Sunrise with respect to ventures in order to make comparisons between consolidated and venture communities consistent.
(4)	Average daily rate excludes community fees.
(5)	Includes revenue for all communities operated by Sunrise.